                                                                   EXHIBIT 10.10

                  [LETTERHEAD OF FAVORITE BRANDS APPEARS HERE]

                                                                   May 5, 1997
PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Al Multari
1531 East Breaburn Road
Altadena, California 91001


Dear Al:

     This letter is intended to confirm the terms of your employment with Favorite Brands International, Inc., a Delaware corporation (the "Company").

     1. You will serve in a full-time capacity as the Vice President of Marketing for the Company reporting to me.

     2. Your monthly salary will be $15,000.00 ($180,000 annualized), payable in accordance with the Company's standard payroll schedule (subject to all applicable withholdings required by law.) Your salary for each subsequent year of employment by the Company will be determined based on a performance review of your employment.

     3. You will be eligible for bonuses pursuant to the annual executive management incentive plan presented by the Company's management for each prospective fiscal year and approved by the Company's Board of Directors. Your bonus target will be Thirty Percent (30%) of annual salary.

     4. During the period of your employment, you will be provided with a company car and cellular telephone in accordance with Company policy.

     5. As an employee of the Company, you will be eligible to participate in the Company-sponsored health and other benefits that are available generally to other officers of the Company, including a deferred compensation program whereby you may defer tax on up to twenty percent (20%) of your compensation and the Company will match the first three percent (3%) of your compensation. The plan also allows for a discretionary profit sharing contribution, if declared by the Company. You will be entitled to the benefit of the indemnification provisions contained in the Certificate of Incorporation and By-laws of the Company applicable to its














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Mr. Al Multari                                                       May 5, 1997
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officers and directors and you will also be a party to any standard indemnification agreement for Company executive officers and directors that may be adopted by the Company.

     6. During the period of your employment, you will be reimbursed for reasonable and necessary expenses incurred on behalf of the Company in accordance with the Company's expense reimbursement policy.

     7. You will also be granted an incentive stock option (the "Option") to purchase Six Thousand (6,000) shares, par value $.01 per share, of Common Stock (the "Option Shares") of Favorite Brands International Holding Corp. (the "Holding Company") at an exercise price equal to $105.00 per share. The Option, which will be in the form attached hereto as Exhibit A, will vest over four years of service to the Company. In the event of a Liquidity Event (as such term is defined below), the Option's vesting shall accelerate and the Option will become fully exercisable. For purposes of this paragraph, a "Liquidity Event" will consist of either (a) a sale of all or substantially all of the assets of the Holding Company and (b) any merger or consolidation of the Holding Company or a sale of outstanding capital stock of the Holding Company subsequent to the consummation of which the holders of the Holding Company's voting stock prior to such transaction hold less than fifty percent (50%) of the outstanding voting stock of such surviving entity following such transaction.

     8. Your employment with the Company is not for a specific term and can be terminated by either you or the Company at any time, with or without cause, without further obligation hereunder. However, in the event that the Company terminates your employment "without cause" (as defined below), or you terminate your employment with "good reason" (as defined below) you will be entitled to receive your regular monthly compensation until the earlier of (a) six (6) months following the effective date of such termination or (b) your commencing full-time employment with another employer.

     For purposes of this letter: (i) termination "Without cause," shall mean termination for reasons other than: (a) financial dishonesty, including, without limitation, misappropriation of funds or property of the Company, or any attempt by you to secure any personal profit related to the business and the business opportunities of the Company without the informed approval of the Board of Directors of the Company; (b) a repeated refusal to comply with reasonable directives of the President and Chief Executive Officer of the Company, or the recklessness or willful misconduct in the performance of duties assigned to you by the such officer; or (c) the conviction of any felony or any misdemeanor involving moral turpitude or fraud and (ii) termination with "good reason" shall mean the termination of your employment with the Company by written notice, effective on or after the date of delivery of such notice as specified therein, from you to the Company, upon the occurrence of any of the following: (a) a material diminution in your title or office, or in the nature or scope of your authority, duties, responsibility or status, or in your reporting responsibilities, employee benefits or perquisites; or (b) a written notice delivered to you at the direction of the Board of Directors of the Company instructing you to change your principal place of business or principal residence; provided, however, that no changes referred to
           --------  -------

Mr. Al Multari                                                      May 5, 1997
-------------------------------------------------------------------------------

in the preceding clauses (a) and (b) shall be deemed to constitute a good reason if you agree to remain an employee of the Company.

     9. During the course of your employment, you will have produced and/or have access to confidential information of the Company, including, without limitation, records, notebooks, data, formulae, specifications, recipes, trade secrets, customer and supplier lists and secret inventions and processes of the Company. Therefore, during and subsequent to your employment by the Company you agree to hold in confidence and not directly or indirectly disclose or use any such information (except in the course of performing your duties for the Company), except to the extent authorized by the Company in writing. These obligations with respect to confidential information shall not apply to information that you can establish is (i) publicly available from other sources,
(ii) already known to you prior to your commencement of employment with the Company or (iii) provided to you by another person or entity not subject to any limitations on its disclosure. You agree that the Company will suffer irreparable harm if any provision of this Section 9 is not performed in accordance with its terms or is otherwise breached by you. Accordingly, you agree that the Company will be entitled to injunctive relief to prevent any breach or threatened breach of this Section 9, and to specific enforcement of the terms set forth herein, in addition to any other remedies at law or in equity that may be available.

     10. To assist you with relocation, we will reimburse you for your reasonable costs incurred in connection with the following: (a) selling your current home (including real estate commissions (not to exceed 6%), attorneys fees, transfer taxes and other closing expenses and costs traditionally paid by sellers of homes in your area), (b) moving household goods from your primary residence, (c) closing expenses and costs related to the purchase of a new home and traditionally paid by buyers (provided that this would not include loan origination fees or "points"). In addition, the Company will pay the federal and state income taxes payable by you as a result of the payments described above. All of these activities should be coordinated through Charles Stanley, our Vice President of Human Resources.

     This letter contains all of the terms of your employment with the Company and supersedes any other understandings, oral or written, between you and the Company. Any additions or modifications of these terms will only be effective if they are in writing and signed by you and a representative of the Company authorized by the Company's Board of Directors to sign any such addition or modification.

     If this letter accurately reflects all of the terms of your employment with the Company, please sign and return to me the enclosed copy of this letter.

     We would be extremely pleased to have you as a part of our team, and look forward to working with you to build a very successful and rewarding business.

Mr. Al Multari                                                       May 5, 1997
--------------------------------------------------------------------------------


                                             Sincerely yours,

                                             FAVORITE BRANDS INTERNATIONAL, INC.


                                             By:   /s/ Al Bono
                                                  ------------------------------
                                                              Al Bono

                                                         CEO and President



ACKNOWLEDGED AND AGREED:

/s/ Alfred Multari
   --------------------------

Printed Name: ALFRED MULTARI
             ----------------

Dated:   5/18/97
      -----------------------

                 [LETTERHEAD OF FAVORITE BRANDS APPEARS HERE]


                                                                    May 15, 1997


PERSONAL AND CONFIDENTIAL
-------------------------



Mr. Al Multari
1531 East Breaburn Road
Altadena, California 91001


Dear Al:

          This is a follow up to the offer of employment from Al Bono dated May 5, 1997. The points below will serve as either additions and/or modifications to Al's letter.

 .    VACATION - You will qualify for three weeks of vacation, rather than having
     --------
     to qualify under our existing vacation schedule.

 .    COBRA COVERAGE - Since there is a waiting period to qualify for our health
     --------------
     coverage, we will reimburse you the full cost of continuing the health coverage you currently have. By law, your employer must offer this coverage to you, at the actual monthly rate, under COBRA.

 .    SEVERANCE - As noted in point eight of your letter, if you are terminated
     ---------
     "without cause" or you terminate your employment with "good reason," your regular monthly compensation will continue for the earlier of a) twelve
     (12) months from the date of termination or b) your commencing full-time employment with another employer.

 .    SIGN-ON BONUS - A signing bonus of $18,000 (Eighteen Thousand Dollars) is
     -------------
     being provided to offset the approximate amount of bonus lost by changing positions. This will be paid after your report to work with appropriate taxes withheld.

 .    RELOCATION - To further assist you in a quick and timely transition to your
     ----------
     new position with Favorite Brands International, the Company has agreed to provide the following:

     a) Temporary Living Expenses - So that you are not faced with dual living
        -------------------------
        costs, the Company will provide you with up to six months of living expenses in the Chicago area for you and/or your family or until you no longer have a mortgage payment on your

Mr. Al Multari                                                      May 15, 1997
--------------------------------------------------------------------------------


        existing home in California, which ever is less. Should you decide to relocate your family immediately, we will cover the cost of either the monthly mortgage on your California home or your new home here, whichever is less and not to exceed the six months of total temporary living expenses.

        If you require an apartment before your family relocates, we can arrange this for you as part of the relocation package described above.

     b) Househunting Trips - If your family remains behind, we will provide two
        ------------------
        more househunting trips for your family. We can assist you with arrangements as necessary.

     c) Bridge Loan - We will provide you with an interest free bridge loan of
        -----------
        $100,000 to expedite your relocation to the Chicago area. This will be secured by a Promissory Note we will prepare for your signature.

        To further assist you, we are prepared to cover the loss you may incur in selling your California home, not to exceed $100,000. Based on your estimate of $470,000 as reflecting the purchase price and improvements to your home ($410,000 purchase price and $60,000 in improvements), we will assist you with any loss on the sale of your home below $470,000, not to exceed $100,000.

        Our assistance with any loss you may incur will be forgiven equally over three (3) years on the employment anniversary dates of years one, two and three. Should you leave our employment before reaching the third anniversary date, any obligation on our part ceases.

        Any tax consequences of the interest-free loan or the forgiveness of any loss against the bridge loan will be "grossed up" by the Company.

        Al, I believe this reflects all of the material changes we have added and/or changed to our original offer letter of May 5, 1997. If you agree, please sign both the original letter of employment as well as this letter. Please return one signed agreement to my attention. The other is your copy.

        If you have any questions, please do not hesitate to call me.

                                             Sincerely yours,

                                             FAVORITE BRANDS INTERNATIONAL, INC.


                                             By:   /s/ Charles E. Stanley
                                                   -----------------------------
                                                         Charles E. Stanley
                                                  Vice President Human Resources

Mr. Al Multari                                                      May 15, 1997
--------------------------------------------------------------------------------




ACKNOWLEDGED AND AGREED:


/s/ Alfred Multari
-----------------------------

Printed Name: ALFRED MULTARI
             ----------------

Dated:  5/18/97
      -----------------------

                                      -3-